Exhibit 21.01

Subsidiaries of Xcel Energy Inc.

Name	State of Incorporation	Purpose

Northern States Power Company (Minnesota)	Minnesota	Electric and gas utility

Northern States Power Company (Wisconsin)	Wisconsin	Electric and gas utility

Public Service Company of Colorado	Colorado	Electric and gas utility

Southwestern Public Service Company	New Mexico	Electric utility

Cheyenne Light, Fuel and Power Company	Wyoming	Electric and gas utility

Black Mountain Gas Company	Minnesota	Gas utility

Viking Gas Transmission Company	Delaware	Natural gas transmission

WestGas Interstate, Inc.	Colorado	Natural gas transmission

Xcel Energy Wholesale Group Inc.	Minnesota	Holding company providing wholesale energy

Xcel Energy Markets Holdings Inc.	Minnesota	Holding company providing energy marketing

Xcel Energy International Inc.	Delaware	Holding company with international holdings

Xcel Energy Ventures Inc.	Minnesota	Holding company to develop new businesses

Xcel Energy Retail Holdings Inc.	Minnesota	Holding company providing retail services

Xcel Energy Communications Group Inc.	Minnesota	Holding company providing telecommunications

Xcel Energy WYCO Inc.	Minnesota	Holding company holding investment in WYCO

Xcel Energy O&M Services Inc.	Minnesota	Holding company

Xcel Energy Services Inc.	Minnesota	Holding company

NRG Energy, Inc.	Delaware	Nonregulated independent power producer

Eloigne Company	Minnesota	Owns and operates affordable housing units

Seren Innovations, Inc.	Minnesota	Communications and data services

e prime, inc	Colorado	Natural gas marketing and trading

Planergy International Inc.	Texas	Energy management, consulting and demand- side management services

Utility Engineering	Texas	Engineering, design and construction

*	Excludes certain immaterial subsidiaries